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Exhibit 99.1

FOR IMMEDIATE RELEASE
March 11, 2003

Texas Regional Bancshares, Inc. Declares $0.12 Per Share Dividend

        MCALLEN, TEXAS—Texas Regional Bancshares, Inc. ("Texas Regional") (NASDAQ: TRBS) today announced that on March 11, 2003 its Board of Directors declared a regular quarterly cash dividend of $0.12 per share payable on April 15, 2003 to common shareholders of record on April 1, 2003. This dividend represents a $0.01 per share, or 12.1% increase over the dividend paid for the same period in 2002.

        Texas Regional recently reported net income for the year ended December 31, 2002 of $53.8 million, or $2.05 per diluted common share compared to $39.4 million, or $1.62 per diluted common share for the year ended December 31, 2001. Return on assets and return on shareholders' equity averaged 1.58 percent and 16.05 percent, respectively, for the year ended December 31, 2002, compared to 1.58 percent and 15.75 percent, respectively, for the year ended December 31, 2001. The impact of goodwill amortization, net of tax, for the year ended December 31, 2001 decreased net income by $2.2 million or $0.09 per diluted common share.

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        Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 31 full-service banking offices in the greater metropolitan areas of Corpus Christi, Houston and South Texas, including 28 in the Rio Grande Valley.

        Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional's website at http://www.trbsinc.com. The Financial Supplement and other information available on Texas Regional's website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

        This document and information on Texas Regional's website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional's results could differ materially from Texas Regional's expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information please see Texas Regional's reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC's website at http://www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.

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Texas Regional Bancshares, Inc. Declares $0.12 Per Share Dividend
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